Exhibit 99.4

HOTSHINE HOLDINGS, INC.

2014 ROLLOVER OPTION PLAN

1. Purpose. The purpose of this Hotshine Holdings, Inc. 2014 Rollover Option Plan (this “Plan”) is to promote the interests of Hotshine Holdings, Inc., a Delaware corporation (the “Company”), and its stockholders by providing personnel of the Company and its Affiliates (as hereafter defined), and any other individuals who provide services to the Company or any Affiliate in the capacity of non-employee directors or advisors or consultants, with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining personnel of outstanding ability. The Options granted hereunder represent options to purchase shares of Common Stock granted in connection with the rollover of options to purchase shares of common stock of Mister Car Wash Holdings, Inc. (the “Rollover Options”) in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of July 14, 2014, by and between the Company, Hotshine MergerCo, Inc., Mister Car Wash Holdings, Inc., and ONCAP Investment Partners II Inc. (the “Merger Agreement”).

2. Definitions. For purposes of this Plan, the following definitions shall apply:

“Affiliate” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and (f), or any successor provisions.

“Agreement” means a written contract (i) consistent with the terms of the Plan entered into between the Company or an Affiliate and a Participant, and (ii) containing the terms and conditions of an Award in such form and not inconsistent with the Plan as the Committee shall approve from time to time, together with all amendments thereto.

“Award” means a grant made under the Plan in the form of Options.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute.

“Committee” means two or more directors designated by the Board to administer the Plan under Plan Section 3(a), and if no such designation is in place, the Board shall constitute the Committee.

“Common Stock” means the Company’s common stock, $0.01 par value.

“Company” has the meaning set forth in Section 1 of this Plan.

“Disability” with respect to any Employee has the meaning provided therefor in such Employee’s written employment agreement with the Company or any of its Subsidiaries or, if such Employee is not at the time party to such an effective employment agreement with a “Disability” definition, then “Disability” means the inability of Employee to perform on a full- time basis the duties and responsibilities of his employment with the Company or any of its Subsidiaries, or the duties and responsibilities of any other position or occupation for which he is reasonably qualified considering Employee’s age, education and past work experience, by reason of his illness or other severe physical or mental impairment or condition that has lasted or is expected to last in excess of 12 months, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period. A period of inability shall be “uninterrupted” unless and until Employee returns to full-time work for a continuous period of at least 30 days. The time of an Employee’s Disability means the last day of the period of Employee’s inability to perform that forms the basis for such Disability.

“Effective Date” has the meaning set forth in Section 21 of this Plan.

“Employee” means an employee (including an officer or director who is also an employee) of the Company or an Affiliate.

“Event” means the actual effective date of (i) the dissolution or liquidation of the Company, or (ii) a Sale of the Company.

“Event Proceeds per Share” means the cash plus the Fair Market Value of the non-cash consideration to be received per Share by the stockholders of the Company upon the occurrence of the Event.

“Fair Market Value” means the fair market value of (i) a Share, or (ii) non-cash consideration payable in connection with an Event, in each case, as determined in good faith by the Committee.

“Independent Third Party” means any Person who, collectively with its Affiliates, immediately before the contemplated transaction, does not own in excess of 5% of the Company’s Common Stock on a fully diluted basis (a “5% Owner”), who is not an Affiliate of any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner or such other Persons.

“Option” means an option granted pursuant to this Plan to purchase one or more Shares. Options granted pursuant to this Plan will be stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Code.

“Participant” means a Person to whom an Award is or has been made in accordance with the Plan or such Person’s Successor.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” has the meaning set forth in Section 1 of this Plan.

“Principal Stockholders” means (a) Green Equity Investors VI, L.P., (b) Green Equity Investors Side VI, L.P., (c) LGP Associates VI-A, LLC (d) LGP Associates VI-B LLC, and (e) the Affiliates of the Persons described subsections (a) through (d) of this definition; provided that in no event shall the Company or any of its Subsidiaries be considered a Principal Stockholder.

“Sale of the Company” means the consummation of a sale of the Company to an Independent Third Party or group of Independent Third Parties in a transaction or series of transactions pursuant to which such party or parties acquire (i) all of the voting capital stock of the Company held by the Principal Stockholders (whether by merger, consolidation, sale or transfer of the Company’s capital stock or other similar transaction) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders Agreement” has the meaning set forth in Section 17 of this Plan.

“Share” means a share of Common Stock.

“Subsidiary” means a “subsidiary corporation,” as that term is defined in Code Section 424(f) or any successor provision.

“Successor” with respect to a Participant means the legal representative of a Participant subject to a Disability, and if the Participant is deceased, the estate of the Participant or the person or persons who may, by bequest or inheritance, or pursuant to the terms of an Award, acquire the right to exercise an Option or to receive Shares issuable in satisfaction of an Award in the event of the Participant’s death.

“Survivor’s Stock” has the meaning set forth in Section 14(a) of this Plan.

“Term” means the period during which an Option may be exercised.

3. Administration.

(a) General. The Board shall administer the Plan, but in its discretion, the Board may delegate all or any part of its authority under this Plan (except for those powers specifically reserved to the Board in this Plan) to a Committee, and if no such delegation is in place, the Board shall constitute the Committee. The Committee shall have plenary authority, in its discretion but subject to the express provisions of this Plan, to (i) make Awards, (ii) determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, the Term of each Award, the purchase or exercise price for Shares under each Award and any other terms or conditions of each Award (which terms and conditions may or may not be identical as among Participants) consistent with the Plan, (iii) determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards, or other property, or canceled, forfeited or suspended, (v) accelerate the time at which all or any part of an Award may be exercised, (vi) amend or modify the terms of any Award with the consent of the Award holder, (vii) interpret this Plan, and (viii) make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board under Section 18 to amend or terminate the Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee. Subject to the provisions of this Plan, the Committee may from time to time adopt such rules for the administration of this Plan as it deems appropriate. Unless otherwise affirmatively disapproved by the Board, the decision of the Committee on any matter affecting this Plan, or the rights and obligations arising under this Plan or any Award granted hereunder, shall be final, conclusive and binding upon all Persons, including without limitation the Company, stockholders and Participants.

(b) Exculpation; Indemnification. To the full extent permitted by law, (i) no member of the Board or the Committee shall be liable for any action, omission or determination taken or made in good faith with respect to this Plan or any Award granted hereunder, and (ii) the members of the Board and each person to whom authority under this Plan is delegated shall be entitled to indemnification by the Company against and from any loss incurred by such member or person by reason of any such actions and determinations. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4. Shares.

(a) Number of Shares. Authorized and unissued Shares may be made subject to Awards and they shall not exceed 34,767.22 Shares in the aggregate, subject to adjustment as provided in Section 15 below. An Award may not be exercisable for a fraction of a Share unless exercised in full.

(b) Calculation of Number of Shares. For the purposes of computing the total number of Shares granted under the Plan, each Option shall be deemed to be the equivalent of the maximum number of Shares that may be issued upon exercise of the particular Option, and additional rules for determining the number of Shares granted under the Plan may be made by the Committee as it deems necessary or desirable.

5. Eligible Participants. Awards may be granted under this Plan to any Employee or to any other natural person who provides personal services to the Company or any Affiliate. Participants may include any natural person who is also an officer or director of the Company or an Affiliate, even if such person is not an Employee.

6. Granting of Awards. Subject to the terms and conditions of this Plan, the Committee shall grant to such Participants as the Committee may determine, Awards on the Closing Date (as defined in the Merger Agreement). Such Awards will be granted on such terms and conditions as the Committee may determine. In determining the Participants to whom Awards shall be granted and the number of Shares to be covered by each Award, the Committee may take into account the nature of the services rendered by the respective Participants, their present and potential contributions to the success of the Company or an Affiliate, and such other factors as the Committee in its sole discretion shall deem relevant. More than one Award may be granted to the same Participant. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time of the grant of such Award.

7. Option Price. The purchase price of each Share subject to an Option shall be fixed by the Committee; provided that such purchase price shall be fixed at an amount which causes the substitution of the Option for the Rollover Options to constitute a substitution of a stock right by reason of a corporate transaction within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) issued under Section 409A of the Code (and that the Plan shall be interpreted accordingly).

8. Option Period. Except as provided otherwise in the Agreement, each Option granted under this Plan shall expire and all rights to purchase Shares thereunder shall immediately cease on the date ten years following the date of grant of the Rollover Option exchanged for an Option; (ii) except in the case of an optionee’s death while employed by the Company, the date of the termination of the optionee’s employment with the Company or an Affiliate; (iii) in the case of the optionee’s death while employed by the Company or an Affiliate, the date of the expiration of the period within which such Option is exercisable as specified in Section 10(b) of this Plan; or (iv) the date, if any, fixed for cancellation pursuant to Section 14 of this Plan.

9. Procedure for Exercising Option. A Person entitled to exercise an Option may, subject to the terms and conditions of this Plan and such optionee’s Agreement, exercise it in whole at any time, or in part from time to time, by delivering written notice of such exercise to the Company at its principal executive offices to the attention of its Chief Executive Officer. Such notice shall specify the number of Shares with respect to which the Option is being exercised and be accompanied by payment in full of the purchase price of the Shares to be purchased at such time. The purchase price of each Share on the exercise of any Option shall be paid in full in cash (including check, bank draft or money order) at the time of exercise or, at the discretion of the Committee, by a reduction of the number of Shares otherwise deliverable upon exercise of the Option, valued at their Fair Market Value on the date as of which the Option is exercised, or through a subsequent return to the Company of Shares, valued at their Fair Market Value on the date as of which the Option is exercised. In addition, at the discretion of the Committee, the purchase price may be paid by a full-recourse promissory note of the optionee, such note to be secured by the Shares purchased, to mature at the earliest of (i) five years after issuance, (ii) termination of such optionee’s employment with the Company, and (iii) an Event, and to contain such other terms as provided by the Committee. No Shares shall be issued until full payment therefor has been made, and the granting of an Option to an individual shall give such individual no rights as a stockholder except as to Shares issued to such individual.

10. Transferability and Termination of Awards.

(a) Exercise of Award; Transferability. Except as provided in Section 10(b) or as provided otherwise in an Agreement, during an Award holder’s lifetime, only such Award holder or his or her Successor may exercise an Award. Unless provided otherwise in an Agreement, no Award shall be assignable or transferable by the recipient to whom it is granted otherwise than by will or the laws of descent and distribution, and no Award shall be subject to pledge, hypothecation, execution, attachment or similar process.

(b) Exercise upon Termination by Reason of Death. In the event of a Participant’s death while such Participant is an Employee, subject to the terms of such Participant’s Agreement, the Participant’s Successor may exercise the Award within 120 days after such death (except as may otherwise be set forth in the applicable Agreement), but only to the extent that the Award was exercisable by such Employee immediately prior to such Employee’s death. The exercise of an Award pursuant to this Section 10(b) is at all times subject to the terms of this Plan and the Participant’s Agreement.

(c) Limitation on Exercise. In no event shall any Award be exercisable (i) at any time after its expiration date and (ii) unless either a registration statement covering the Shares for which such Award may be exercised shall have become effective under the Securities Act and all applicable state securities laws, or the Committee shall have determined to its reasonable satisfaction that the issuance of Shares upon the exercise of such Award is exempt from registration under the Securities Act and all applicable state securities laws. When an Award is no longer exercisable, it shall be deemed to have lapsed or terminated and will no longer be outstanding.

11. Tax Withholding. Delivery of Shares pursuant to an Award shall be subject to any required withholding taxes. A person entitled to receive Shares pursuant to an Award may, as a condition precedent to receiving the Shares, be required to pay the Company a cash amount equal to the amount of required withholdings. In lieu of all or any part of such a cash payment, the Committee may, but is not required to, permit the individual to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the individual’s full FICA and federal, state and local income tax with respect to income arising from the receipt of the Shares, through a reduction of the number of Shares, valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined, delivered to the person entitled to receive Shares or through a subsequent return to the Company of Shares delivered to the person entitled to receive Shares, valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined.

12. Termination of Employment. Neither the transfer of employment of an Employee between the Company and an Affiliate, nor a leave of absence granted to such Employee and approved by the Board, shall be deemed a termination of employment for purposes of this Plan.

13. Other Terms and Conditions. The Committee shall have the power, subject to the limitations contained herein, to fix any other terms and conditions for the grant or exercise of any Award under this Plan. Nothing contained in this Plan, or in any Award granted pursuant to this Plan, shall confer upon any Participant any right to continued employment by the Company or an Affiliate or limit in any way the right of the Company or an Affiliate to terminate an Employee’s employment and otherwise deal with such person as an Employee at any time without regard to the effect it may have upon the Award. Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to that eligible Employee or to eligible Employees generally.

14. Consequences of an Event for Options. If an Event occurs, the Committee may, but shall not be obligated to, either:

(a) if the Event is a merger, consolidation or statutory share exchange, make appropriate provision for the protection of outstanding Options granted under this Plan by substituting, in lieu of such Options, options to purchase appropriate common stock (the “Survivor’s Stock”) of the corporation surviving any such merger or consolidation (or, if appropriate, the parent corporation of the Company or such surviving corporation) or, alternatively, by delivering a number of shares of the Survivor’s Stock which has a Fair Market Value as of the effective date of such merger, consolidation or statutory share exchange equal to the product of (x) the excess of (A) the Event Proceeds per Share for each Share covered by the Option which remains unexercised as of such effective date over (B) the exercise price per Share of the Shares subject to such Option which then remain unexercised, times (y) the number of Shares covered by such Option which then remain unexercised; or

(b) declare, effective at the time of the Event, and provide written notice to each optionee of the declaration at least 15 days in advance of the Event, that each outstanding Option previously granted, whether or not then exercisable, shall be canceled at the effective time of the Event (unless it shall have been exercised prior to the occurrence of the Event).

In connection with any declaration pursuant to clause (b) of this Section 14, the Committee may, but shall not be obligated to, cause payment to be made, within 15 days after the Event, in exchange for each canceled Option to each holder of an Option that is canceled, of consideration (paid in cash or in the same type of consideration received generally by the holders of Common Stock in the Event) equal to the amount (if any), for each Share covered by the canceled Option, by which the Event Proceeds per Share exceeds the exercise price per Share covered by such Option. In the event of a declaration pursuant to clause (b) of this Section 14, each outstanding Option granted pursuant to this Plan that shall not have been exercised prior to the Event shall be canceled at the time of, or immediately prior to, the Event, as provided in the declaration, and this Plan shall terminate at the time of such cancellation, subject to any payment obligations of the Company provided in this Section 14. Notwithstanding the foregoing, no person holding an Option shall be entitled to the payment provided in this Section 14 if such Option shall have expired pursuant to Section 8 of this Plan.

The provisions of this Section 14 shall be subject to the provisions of Section 19 below.

15. Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, or combination of shares, or any other similar change in the corporate structure or Shares of the Company, the Committee (or if the Company does not survive any such transaction, a comparable board of directors of the surviving company) may, without the consent of any holder of an Award, make such adjustment as it determines in its discretion to be appropriate as to the number and kind of securities subject to and reserved under this Plan and, in order to prevent dilution or enlargement of rights of participants in this Plan, the number and kind of securities issuable upon exercise of outstanding Awards and the exercise price thereof.

16. Compliance With Legal Requirements. The Plan is a compensatory benefit plan within the meaning of Rule 701 under the Securities Act and, unless and until Shares are publicly traded, the issuance of Awards for Shares pursuant to this Plan and the issuance of Shares pursuant to such Awards is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701, except to the extent that such Awards and Shares are issued to “accredited investors” (as defined in rule 501(a) under the Securities Act) and are otherwise exempt pursuant to the provisions of Regulation D under the Securities Act. No certificate for Shares distributable under this Plan, if any, shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act, and the Securities Exchange Act of 1934, as amended.

17. Agreements. All Awards granted under this Plan shall be evidenced by a written agreement in such form or forms as the Committee may from time to time determine. Each Agreement may (i) restrict the transferability of Shares, (ii) give the Company the right to purchase Shares in certain events, (iii) obligate the holder of Shares in certain circumstances to sell Shares along with other stockholders of the Company, (iv) contain representations and covenants to assure that no transfers of Shares will be made in violation of federal or state securities laws, and (v) contain such other provisions as the Committee, in its sole discretion, determines to be necessary or desirable. Each Agreement shall contain an agreement by the individual receiving the Award that all Shares received pursuant to the Award, including without limitation those received by a Successor and those received following termination of employment, shall become subject to the terms of the Stockholders Agreement among the Company, the securityholders of the Company and the other parties thereto dated as of August 21, 2014, as such agreement may later be revised or amended (the “Securityholders Agreement”).

18. Amendment and Discontinuance of Plan. The Board alone may at any time amend, suspend or discontinue this Plan. No amendment to this Plan shall, without the consent of the holder of an Award, alter or impair any Award previously granted under this Plan.

19. Event Consideration Contingency. If an Event occurs and the Committee makes the declaration contemplated by clause (b) of Section 14 above and the Committee intends to cause consideration to be paid to the holders of Options as further contemplated by Section 14, then the Committee may, in its sole discretion and without the consent of the holder of any Option affected thereby, make payment of the consideration contemplated by Section 14 in the same form and manner and to the same degree as consideration to be received by holders of Shares in connection with the Event (in the case of consideration that is not all cash, the combination of consideration to be on a proportionate basis based upon proceeds received in respect of Shares, including the exercise price under any affected Options). Without limiting the generality of the foregoing, each holder of an Option who receives such a payment shall bear his or her pro rata share (based upon proceeds received in respect of Shares, including the exercise price under any affected Options) of the costs of such Event to the extent such costs are incurred for the benefit of all stockholders of the Company and are not otherwise paid by the Company or the acquiring party, and each such holder of an Option shall be obligated to join on a pro rata basis (based upon proceeds received in respect of Shares, including the exercise price under any affected Options) in any indemnification or other obligations in connection with such Event

(other than any such obligations that relate specifically to a particular stockholder of the Company), subject to any limitations on such obligations as apply to a “Management Stockholder” set forth in Section 5(b)(i) of the Securityholders Agreement. By way of example but not by way of limitation, if a portion of the cash consideration otherwise payable to holders of Shares in connection with an Event is required to be placed into an escrow or similar holdback fund, the Committee may require that a portion of the cash otherwise payable to optionees under Section 14 above be similarly placed into such escrow or holdback fund and be subject to the same risk of forfeiture, in each case to the same extent and in the same degree as holders of Shares.

20. Governing Law. To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken under this Plan shall be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions thereof, and construed accordingly.

21. Effective Date. The Plan was approved by the Board on August 21, 2014 (the “Effective Date”).

22. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any jurisdiction and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.